EXHIBIT 99.1

Avatech Solutions, Inc. - Corporate Headquarters 10715 Red Run Blvd, Suite 101 Owings Mills, MD 21117 phone: 410-902-6900 fax: 410-902-8324 www.avatechsolutions.com

FOR IMMEDIATE RELEASE

Avatech Solutions Announces Plans to Acquire

Software Solutions Provider Comtrex Corporation

Deal Would Expand Avatech’s Presence in High-Growth Southeast Markets

OWINGS MILLS, MARYLAND – March 14, 2005 – Avatech Solutions, Inc. (OTCBB: AVSO.OB) today announced that it has signed a letter of intent to acquire Charlotte, N.C.-based Comtrex Corporation. Terms of the planned acquisition were not disclosed.

Owings Mills, Md.-based Avatech (www.avatechsolutions.com) is the recognized leader in design and engineering systems integration for the manufacturing, building design and engineering markets. Comtrex Corporation was founded in 1983 and provides Computer-Aided Design (CAD) software solutions and related services throughout North and South Carolina. Comtrex has offices in Charlotte, N.C., Greensboro, N.C., and Raleigh-Durham, N.C., as well as a substantial client list that includes Fortune 500 companies.

The Comtrex acquisition would provide Avatech with its first-ever presence in the North Carolina area and effectively extend the Company’s location network to cover most of the East Coast. Avatech currently has 16 office locations nationwide in 13 states and, in February, reported a return to profitability for the second quarter of fiscal 2005 on revenue of $8.2 million. The Company said that the Comtrex acquisition, if completed, would be accretive to earnings for its fiscal year ending June 30, 2005. The acquisition is expected to be completed within the next 30 days. Comtrex was recognized last week at the Autodesk One Team Conference in Las Vegas, NV as an Autodesk Platinum Club award winner for Top Manufacturing Solutions Division growth for the Southeast Region.

“As we’ve indicated, mergers and acquisitions are a key facet of our growth strategy and a complement to our organic growth opportunities. Comtrex is an outstanding example of the right acquisition at the right time for us, as it provides Avatech with an immediate and broad-based presence in one of the most dynamic regions for business in the country,” said Scotty Walsh, CEO at Avatech Solutions.

“Over and above their location, Comtrex Corporation has always been a first-class operation with a strong commitment to innovation and outstanding service. We’re excited about the prospect of integrating their customer relationships, sales and technical expertise with our larger suite of services.”

As one of the world’s largest integrators of Autodesk CAD software, Avatech is well-positioned to help an organization such as Comtrex – which began as an AutoCAD reseller – make the most of the many emerging opportunities in its market. Comtrex has followed Avatech’s lead in evolving to focus on providing top-level programming and engineering solutions, as well as comprehensive service and training for Fortune 500 and middle-market clients nationwide. Comtrex has particularly strong expertise in manufacturing, data management and PLM – all of which are key areas of growth for Avatech.

“Avatech is one of the most respected names in our industry and has an established reputation as a customer-focused, service-oriented organization. We are very pleased to have this opportunity to make their expertise, resources and national reach available to our regional clients,” said Stan Hillburn, President of Comtrex.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in CAD software, data management and process optimization for the manufacturing, engineering, building design and facilities management industries. Headquartered in Owings Mills, Md., the company specializes in software systems integration, standards development and deployment, education and technical support. Avatech is one the largest integrators of Autodesk software worldwide and a leading provider of SMARTEAM PLM solutions. The company serves 18,000 clients worldwide including the industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatechsolutions.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2004 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov. The documents also may be obtained for free by directing a request to Melody Craigmyle, Vice President of Marketing at 410-581-8080 or email MCraigmyle@avatechsolutions.com.

All brand names, product names, or trademarks belong to their respective holders.

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Media Contacts:

Melody Craigmyle

Avatech Solutions, Inc.

Phone +1 (410) 581 8080

Fax +1 (410) 581 8088

mcraigmyle@avatechsolutions.com